FORM OF
PLAN OF ACQUISITION
Principal LifeTime 2010 Fund and Principal LifeTime Strategic Income Fund
The Board of Directors (the “Board”) of Principal Funds, Inc., a Maryland corporation (“PFI”), deems it advisable that the Principal LifeTime Strategic Income Fund, a series of PFI (“LTSI”), acquire all of the assets of the Principal LifeTime 2010 Fund, a series of PFI (“LT 2010”), in exchange for the assumption by LTSI of all of the liabilities of LT 2010 and for shares issued by LTSI, which are thereafter to be distributed by LT 2010 pro rata to its shareholders in complete liquidation and termination of LT 2010 and in exchange for all of LT 2010’s outstanding shares.
LT 2010 will transfer to LTSI, and LTSI will acquire from LT 2010, all of the assets of LT 2010 on the Closing Date, as defined below, and will assume from LT 2010 all of the liabilities of LT 2010 in exchange for the issuance of the number and class of shares of LTSI determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of LT 2010 of the corresponding class in complete liquidation and termination of LT 2010 and in exchange for all of LT 2010's outstanding Class A, J, R-1, R-3, R-4, R-5 and Institutional Class shares. LT 2010 will not issue, sell, or transfer any of its shares after the Closing Date, and only redemption requests received by LT 2010 in proper form prior to the Closing Date shall be fulfilled by LT 2010. Redemption requests received by LT 2010 thereafter will be treated as requests for redemption of those shares of LTSI allocable to the shareholder in question.
LT 2010 will declare, and LTSI may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
On the Closing Date, LTSI will issue to LT 2010 a number of full and fractional Class A, J, R-1, R-3, R-4, R-5 and Institutional Class shares of LTSI, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the corresponding share class of LT 2010. The aggregate value of the net assets of LT 2010 and LTSI shall be determined in accordance with the then-current Prospectus of PFI as of close of regularly scheduled trading on the New York Stock Exchange (“NYSE”) on the Closing Date.
The closing of the transactions contemplated in this Plan of Acquisition (the “Plan”) shall be held at the offices of Principal Global Investors, LLC (“PGI”), 711 High Street, Des Moines, Iowa 50392 on or about the close of regularly scheduled trading on the NYSE (normally 3:00 p.m., Central Time) on May 12, 2023, or on such other date as PFI management may determine (the “Closing”). The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”
In the event that on the Closing Date (a) the NYSE is closed for other than customary weekend and holiday closings or (b) trading on the NYSE is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for LTSI or LT 2010 to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
As soon as practicable after the Closing, LT 2010 shall (a) distribute on a pro rata basis to the Class A, J, R-1, R-3, R-4, R-5 and Institutional Class shareholders of record of LT 2010 at the close of business on the Closing Date the shares of LTSI of the corresponding class received by LT 2010 at the Closing in exchange for all of LT 2010's outstanding shares, and (b) be liquidated in accordance with applicable law and PFI’s Articles of Incorporation.
For purposes of the distribution of shares of LTSI to shareholders of LT 2010, LTSI shall credit its books an appropriate number and class of its shares to the account of each shareholder of LT 2010. No certificates will be issued for shares of LTSI. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of LT 2010, shall be deemed for all purposes of PFI’s Articles of Incorporation and Bylaws to evidence the appropriate number and class of shares of LTSI to be credited on the books of LTSI in respect of such shares of LT 2010 as provided above.

LT 2010 will, within a reasonable period of time before the Closing Date, furnish LTSI with a list of LT 2010’s portfolio securities and other investments. LTSI will, within a reasonable period of time before the Closing Date, identify the securities, if any, on LT 2010's list referred to in the foregoing sentence that LTSI wishes to receive from LT 2010 and otherwise how LTSI wishes LT 2010’s portfolio to be repositioned prior to the Closing in accordance with LTSI’s investment objective, policies, and strategies. LT 2010, if requested by LTSI, will reposition its portfolio as directed by LTSI prior to the Closing. In addition, if it is determined that the portfolios of LT 2010 and LTSI, when aggregated, would contain investments exceeding certain percentage limitations applicable to LTSI with respect to such investments, LT 2010, if requested by LTSI, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing. Notwithstanding the foregoing, nothing herein will require LT 2010 to dispose of or purchase any investments or securities if, in the reasonable judgment of the Board or PGI, the investment advisor to LT 2010 and LTSI, such disposition would adversely affect the status of the transactions contemplated in this Plan as a “reorganization,” as such term is used in Section 368(a) of the Internal Revenue Code of 1986, as amended, or would otherwise not be in the best interests of LT 2010.
Prior to the Closing Date, LT 2010 shall deliver to LTSI a list setting forth the assets to be assigned, delivered, and transferred to LTSI, including the securities then owned by LT 2010 and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by LTSI pursuant to this Plan.
All of LT 2010’s portfolio securities shall be delivered by LT 2010’s custodian on the Closing Date to LTSI or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, as amended, transferred to an account in the name of LTSI or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from LT 2010’s account at its custodian to LTSI’s account at its custodian. If on the Closing Date LT 2010 is unable to make good delivery to LTSI’s custodian of any of LT 2010’s portfolio securities because such securities have not yet been delivered to LT 2010’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LT 2010 shall deliver to LTSI’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to LTSI, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by LTSI.
This Plan may be abandoned and terminated, whether before or after notification to the shareholders of LT 2010, if the Board believes that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either fund. This Plan may be amended by the Board at any time, except that after notification to the shareholders of LT 2010, no amendment may be made with respect to the Plan that in the opinion of the Board materially adversely affects the interests of the shareholders of LT 2010.
Except as expressly provided otherwise in this Plan, PGI will pay or cause to be paid all out-of-pocket fees and direct expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants’ fees, legal fees, registration fees, and printing expenses.
This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Plan are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed as of the ____ day of _____________, 202_.

PRINCIPAL FUNDS, INC. on behalf of the following Acquired Fund: Principal LifeTime 2010 Fund

By:
Clint L. Woods
Vice President, Counsel, and Assistant Secretary

PRINCIPAL FUNDS, INC. on behalf of the following Acquiring Fund: Principal LifeTime Strategic Income Fund

By:
Adam U. Shaikh
Assistant Counsel and Assistant Secretary

PRINCIPAL GLOBAL INVESTORS, LLC
(solely in connection with the payment of expenses)

By:
Clint L. Woods
Vice President, Associate General Counsel,
and Assistant Secretary

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